EXHIBIT 99.5
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2003
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
CATERPILLAR 401(K) PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

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REQUIRED INFORMATION

Item 1.
The audited statement of net assets available for Plan benefits as of the end of December 31, 2003 (the Plan's initial period), of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in net assets available for Plan benefits for the fiscal year ended December 31, 2003 of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable financial reporting requirements of ERISA.

Item 4.
The Consent of Independent Registered Public Accounting Firm is attached hereto as Exhibit C.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CATERPILLAR 401(K) PLAN
CATERPILLAR INC. (Issuer)

June 24, 2004	By:	/s/ F. Lynn McPheeters

		Name:	F. Lynn McPheeters
		Title:	Vice President and Chief Financial Officer

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Caterpillar 401(k) Plan
Financial Statements and Supplemental Schedule
December 31, 2003

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Report of Independent Registered Public Accounting Firm

To the Participants, Investment Plan Committee
and Benefits Funds Committee of the
Caterpillar 401(k) Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Caterpillar 401(k) Plan (the "Plan") at December 31, 2003, and the changes in net assets available for benefits for the period from January 1, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Peoria, Illinois
June 24, 2004

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EXHIBIT A
Caterpillar 401(k) Plan Statement of Net Assets Available for Benefits December 31, 2003

(in thousands of dollars)	2003

Investments
Interest in the Caterpillar Inc. 401(k) Master Trust	$2,926,088
Participant loans	17,758
Other investments	58,040

Net assets available for benefits	$3,001,886

The accompanying notes are an integral part of these financial statements.

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EXHIBIT B
Caterpillar 401(k) Plan Statement of Changes in Net Assets Available for Benefits Year Ended December 31, 2003

(in thousands of dollars)	2003

Contributions
Participant	$118,737
Employer	77,294

Total contributions	196,031

Investment income
Plan interest in net investment income of Master Trust	846,271
Interest on participant loans	1,267
Net appreciation in fair value of registered investment companies	10,037

Net investment income	857,575

Deductions
Withdrawals	(237,390)

Transfers
Transfers from other plans, net	2,185,670

Increase in net assets available for benefits	3,001,886

Net assets available for benefits
Beginning of year	-

End of year	$3,001,886

The accompanying notes are an integral part of these financial statements.

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Caterpillar 401(k) Plan
Notes to Financial Statements
December 31, 2003

1.   Plan Description
The following description of the Caterpillar 401(k) Plan (the "Plan"), which became effective January 1, 2003, provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General
The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible employees of the Company and its subsidiaries (the "participating employers") which adopt the Plan to accumulate funds for retirement. The Plan is subject to the provisions of the Employee Retirement Income Security Act, as amended ("ERISA").

Participation
Prior to January 1, 2003, employees, other than those employed under collective bargaining agreements, that met certain age, service and citizenship or residency requirements were eligible to participate in the Caterpillar Inc. Employees’ Investment Plan (Part 1 and Part 2). Effective January 1, 2003, Caterpillar amended the Employees' Investment Plan and established the Caterpillar 401(k) Plan for the benefit of certain management, salaried and non-bargaining hourly employees in lieu of participation in the Employees’ Investment Plan. The Caterpillar Inc. Employees’ Investment Plan Part 1 and Part 2 balances of these employees transferred to the Caterpillar 401(k) Plan as of August 4, 2003, and January 1, 2003, respectively. Caterpillar notified all affected employees of the change in plan participation. Total assets transferred from Part 1 and Part 2 of the Employees’ Investment Plan to the Caterpillar 401(k) Plan were $930,203,994 and $1,263,021,924, respectively.

Participant Accounts
Accounts are separately maintained for each participant. The participant's account is credited with the participant's contribution as defined below, the employer contributions and an allocation of Plan earnings. Allocations of earnings are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Participant Loans
The Plan provides for participant loans against eligible participants' account balances. Eligible participants obtain participant loans by filing a loan application with the Company and receiving approval thereof. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain regulatory restrictions. Each loan shall specify a repayment period that shall not extend beyond five years. However, the five year limit shall not apply to any loan used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the participant. Loans bear interest at the prime interest rate plus 1 percent rounded to the nearest whole percent, as determined at the time of loan origination. Repayments, including interest, are made through after-tax payroll deductions and are credited to the individual participant's account balance. Participant loans have various maturity dates through March 1, 2020, with varying interest rates ranging from 5 to 11 percent.

Contributions
There are two regular kinds of contributions that are made to the Plan: “401(k) contributions” (including catch-up contributions) and “matching contributions.” Participant 401(k) contributions are made through a pretax compensation deferral as elected by the participants and are contributed to the Plan by the participating employers. Participants who are at least 50 years old by the end of the calendar year are allowed by the Plan to make a catch-up 401(k) contribution for that year. The maximum amount of catch-up contributions a participant could make in 2003 was limited to $2,000. The compensation deferral (including catch-up contributions) was limited by the Internal Revenue Code to $12,000 in 2003.

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Employer matching contributions are 100 percent of participant 401(k) contributions up to a maximum of 6 percent of compensation. The Company may change the match percentage or the limit on matching contribution from time to time.

Investment Programs
Prior to October 1, 2003, participants elected to have their contributions invested in any combination of the following thirteen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Asset Allocation Fund
*	Preferred Stable Principal Fund	*	Preferred Fixed Income Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Small Cap Growth Fund
*	Preferred Money Market Fund	*	US Equity Broad Index Fund
*	Preferred Value Fund	*	Preferred Mid Cap Growth Fund
*	Preferred International Value Fund	*	Preferred International Growth Fund
*	Preferred Large Cap Growth Fund

Subsequent to October 1, 2003, participants can elect to have their contributions invested in any combination of the following seventeen investment fund options:

*	Caterpillar Stock Fund	*	Preferred Small Cap Growth Fund
*	Preferred Stable Principal Fund	*	US Equity Broad Index Fund
*	Preferred Short-Term Government Securities Fund	*	Preferred Mid Cap Growth Fund
*	Preferred Money Market Fund	*	Preferred International Growth Fund
*	Preferred Value Fund	*	Model Portfolio – Income
*	Preferred International Value Fund	*	Model Portfolio – Conservative Growth
*	Preferred Large Cap Growth Fund	*	Model Portfolio – Moderate Growth
*	Preferred Asset Allocation Fund	*	Model Portfolio – Growth
*	Preferred Fixed Income Fund

The Model Portfolios were added as investment options in October 2003. Each portfolio contains a specific mix of the Plan’s core 401(k) investments. Each portfolio’s mix of stocks and bonds is automatically rebalanced on the last business day of each calendar quarter. The targeted percentage of stocks and bonds in each of the Model Portfolios is as follows:

*	Income	20% Stocks and 80% Bonds
*	Conservative Growth	40% Stocks and 60% Bonds
*	Moderate Growth	60% Stocks and 40% Bonds
*	Growth	80% Stocks and 20% Bonds

In addition, a self-directed fund option allows participants to invest in various other mutual funds outside of the standard Plan options. Harris Direct began serving as custodian for funds invested through this self-directed fund option effective February 1, 2003.

Vesting and Distribution Provisions
Participants are immediately fully vested in their participant contributions and earnings thereon. Participants also vest immediately in the Company's matching contributions and the earnings thereon. Upon termination of employment for any reason, including death, retirement or total and permanent disability, or upon Plan termination, the balance in participants' accounts is distributable in a single lump cash payment, unless the participant elects a distribution of Company shares allocable to the participant's balance in the Caterpillar Stock Fund.  Any partial shares are paid to the participant in cash.

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Administration
The Plan is administered by the Investment Plan Committee of Caterpillar Inc., which is responsible for nonfinancial matters, and the Benefits Funds Committee of Caterpillar Inc., which is responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee have entered into trust agreements with The Northern Trust Company to receive contributions, administer the assets of the Plan and distribute withdrawals pursuant to the Plan.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan at any time to terminate the Plan subject to provisions of ERISA. In the event of Plan termination, Plan assets will be distributed in accordance with the provisions of the Plan.

Plan Qualification
The Plan does not have a current determination letter on file; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

Risks and Uncertainties
The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities could occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

2.   Summary of Significant Accounting Policies

Basis of Accounting
The Plan's accounts are maintained on the accrual basis of accounting.

Investments
The Plan’s interest in the 401(k) Master Trust is valued as described in Note 4. Shares of registered investment companies included in the self-directed fund option are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end.   Loans are valued at estimated fair value consisting of principal and any accrued interest.  Income from investments is recorded as earned. Purchases and sales of securities are recorded on a trade-date basis.

Administrative Expenses
Administrative costs, including trustee fees and certain investment costs, are paid by the Company.

Withdrawals
Withdrawals are recorded when paid.

Transfers
Transfers from other plans generally represent account balance transfers for participants who transfer from one plan to another plan primarily due to employment status changes.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

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3.   Investments
The following Plan investments, all of which are included in the Master Trust, represent 5% or more of net assets available for Plan benefits as of December 31, 2003:

(in thousands of dollars)	2003

Caterpillar Inc. Common Stock Fund	$1,618,734
Preferred Stable Principal Fund	208,798
Preferred Large Cap Growth Fund	241,443
Preferred Value Fund	192,954
Preferred Money Market Fund	159,606

4.   Master Trust
Under a Master Trust agreement with The Northern Trust Company (the "Trustee"), Part 2 of the Caterpillar Inc. Employees' Investment Plan (EIP), the Caterpillar 401K Plan, the Solar Turbines Incorporated Savings and Investment Plan and the Caterpillar Inc. Tax Deferred Savings Plan pool their investments in the Caterpillar Inc. 401(k) Master Trust (the "Master Trust") in exchange for a percentage of participation in the Trust.

The percentage of the Plan's participation in the Master Trust was determined based on the December 31, 2003, fair values of net assets, as accumulated by the Trustee for the investment funds of each plan. At December 31, 2003, the Plan's pro rata interest in the quoted fair values of net assets of the Master Trust was 89.01 percent.

Investment Valuation
The Master Trust's investments are stated at fair value. Common stock and cash and cash equivalents are valued at quoted market prices. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Master Trust at year end. Common and collective trust investments are valued at the fair value of the underlying investments.

The net investment income or loss of the Master Trust is reflected in the financial statements of the Plan based on the actual earnings of each investment fund as allocated to the Plan based on average investment balances throughout the year.

Details of the Master Trust net assets and significant components of the net investment income (loss) of the Master Trust are as follows:

(in thousands of dollars)	2003

Investments, at fair value
Cash and cash equivalents	$18,475
Common stock	1,706,596
Registered investment companies	1,239,652
Common and collective trusts	308,580

3,273,303
Dividend and interest receivable	13
Contributions receivable	11,213
Other, net	368

$3,284,897

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(in thousands of dollars)	2003

Investment income
Interest	$255
Dividends	21,746
Net appreciation in fair value of
Common stock	693,700
Registered investment companies	198,943
Common and collective trusts	17,443

Net Master Trust investment income	$932,087

5.   Related Parties
The Trustee is authorized, under contract provisions and by exemption under 29 CFR 408(b) of ERISA regulations, to invest in securities of the Company.

The Master Trust invests mainly in the Preferred Group of Mutual Funds, registered investment companies that are sponsored by Caterpillar Investment Management Ltd. (CIML), a wholly-owned subsidiary of Caterpillar, Inc. The investment options available to the participants are summarized in Note 1 and includes the Caterpillar Stock Fund. The Master Trust also invests in the US Equity Broad Index Fund, which is sponsored and managed by The Northern Trust Company, the Trustee for the Master Trust.

CIML manages the Preferred Short-Term Government Securities Fund while all other funds are managed by unrelated investment managers. Caterpillar Securities, Inc., a wholly-owned subsidiary of CIML, distributes the shares of the mutual funds to the Master Trust.

6.   Subsequent Events
Effective December 31, 2003, employees of the Caterpillar Paving Products Inc. and Caterpillar Work Tools, Inc. subsidiaries ceased to contribute to the Caterpillar Paving Products Inc. 401(k) Plan and the Caterpillar Work Tools, Inc. 401(k) Profit Sharing Plan, respectively. These employees immediately became eligible to participate in the Caterpillar 401(k) Plan. The plan balances of Caterpillar Paving Products Inc. and Caterpillar Work Tools, Inc. transferred into the Caterpillar 401(k) Plan as of December 31, 2003, were $50,286,754.

Effective January 14, 2004, employees of the Caterpillar Paving Products Inc. and Caterpillar Work Tools, Inc. subsidiaries ceased to contribute to the Caterpillar Inc. Employees’ Investment Plan Part 1, and these employees immediately became eligible to participate in the Caterpillar 401(k) Plan. The plan balances of Caterpillar Paving Products Inc. and Caterpillar Work Tools, Inc. transferred out of the Caterpillar Inc. Employees’ Investment Plan Part 1 into the Caterpillar 401(k) Plan as of January 14, 2004, were $21,098,323.

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Supplemental Schedule

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SCHEDULE I
Caterpillar Inc. 401(k) Plan EIN 37-0602744 Schedule H, Line 4i - Schedule of Assets Held at End of Year December 31, 2003

(a)	(b)	(c)	(d)	(e)
	Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Cost **	Current value

*	Caterpillar Inc.	401(k) Master Trust	**	$2,926,088,473
	Harris Direct	Participant-directed Brokerage Account	**	58,040,151
*	Caterpillar Inc.	Participant Loans (various maturity dates through March 1, 2020, various interest rates ranging from 5% to 11%)		17,757,828

		Total Investments		$3,001,886,452

* Denotes party in interest.
** Cost information is not applicable for participant directed investments.

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EXHIBIT C

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111355) of Caterpillar Inc. of our report dated June 24, 2004 relating to the financial statements of the Caterpillar 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Peoria, Illinois
June 24, 2004

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